For Immediate Release	Source: InfoSearch Media, Inc.

InfoSearch Media and Demand Media Announce Multi-Year Content Alliance and Acquisition Transaction

Includes InfoSearch’s Content, Products and Services; Demand’s Acquisition of Answerbag.com and Equity Stake in InfoSearch Media; and Potential for Further Collaboration

MARINA DEL REY, CA --Oct 3, 2006 -- InfoSearch Media, Inc. (OTC BB: ISHM), a leading online media and search marketing firm and Demand Media, a next generation media company, today announced that the two companies have entered into a multi-year content alliance. Under the terms of the transactions, Demand Media has agreed to purchase $2 million of InfoSearch Media’s ContentLogic products and services over the next two years. In addition, Demand Media will acquire all of the assets of Answerbag.com and will receive warrants to purchase 5 million shares of InfoSearch Media’s common stock in exchange for $3 million in cash and the issuance to InfoSearch Media of warrants to purchase 125,000 shares of Demand Media Series C Preferred Stock. Demand Media also obtained the right to appoint one member to the Board of Directors of InfoSearch Media as part of the transaction. The companies, headed by former executives from Ask Jeeves and MySpace, also expect to enter into future collaborative arrangements to develop content products and services across Demand Media’s domains.

 “We are enthusiastic about this transaction and the opportunity for InfoSearch’s unique content development capability to be leveraged by Demand Media’s powerful reach,” stated George Lichter, president and CEO of InfoSearch Media. “This transaction forges an alliance with a driving force in the media industry and strengthens our balance sheet. Importantly, the sale of Answerbag enables InfoSearch Media to focus our resources, reduce our expenses and build on our core competence of creating and leveraging content within the Internet marketing sector. We are confident we have now set the foundation for continued growth and stronger operating margins.”

“This alliance will help to expand our content offerings. With a growing portfolio of content web sites and over 8 million domains on our platform, we believe that InfoSearch will help us deploy high-quality content across multiple properties,” said Richard Rosenblatt, chairman and CEO of Demand Media.

The warrants to purchase InfoSearch Media common stock issued to Demand Media represents approximately 9.8% of InfoSearch Media’s outstanding common stock and the warrants to purchase Demand Media preferred stock represent a nominal amount of the outstanding capital stock of Demand Media. The securities issued in connection with the transaction were issued in a private placement exempt from the registration requirements of the Securities Act of 1933, as amended and may not be resold in the absence of an effective registration statement or an exemption from the registration requirements under the Securities Act.

About InfoSearch Media

InfoSearch Media (http://www.infosearchmedia.com) is a leading provider of content based cost-effective search engine marketing services. InfoSearch Media maintains a network of professional writers that help businesses succeed on the web by implementing content-based solutions that simultaneously increase online search engine rankings and website sales performance. InfoSearch Media drives website performance through its two products: ContentLogic and Web Properties (ArticleInsider).

About Demand Media

The Demand Media™ proprietary media platform powers the company’s highly trafficked domains and unique content verticals. The Company leverages cutting edge, user-driven publishing, community and monetization tools in its quest to define the next generation of new media companies. The privately held company was founded in May and is based in Santa Monica, CA, with offices in San Francisco and Seattle, WA.

Safe Harbor Statement

This release contains "forward-looking statements" that involve risks and uncertainties. Actual results may differ materially from expectations discussed in such forward-looking statements. Factors that might cause such differences include, but are not limited to the challenges of attracting new customers and maintaining existing customers and developing, deploying and delivering InfoSearch services; competition from existing and new competitors; the ability to generate sufficient cash flow or otherwise obtain funds to repay new or outstanding indebtedness; the loss or decline in business from our key customers and other risks described from time to time in InfoSearch's filings with the Securities and Exchange Commission. In particular, see InfoSearch's recent quarterly and annual reports filed with the Securities and Exchange Commission, copies of which are available upon request from InfoSearch. InfoSearch does not assume any obligation to update the forward-looking information contained in this press release.

Investor Contact:
Alex Wellins, The Blueshirt Group for InfoSearch Media, Inc.
415/217-5861
alex@blueshirtgroup.com

Media Contacts:
Quinn Daly, Demand Media
310/600-8005
quinn@demandmedia.com

Bree Friedman, InfoSearch Media
510/290-6500
bree.friedman@infosearchmedia.com

Demand Media and Demand are trademarks of Demand Media, Inc.
© 2006 Demand Media, Inc. All rights reserved.